Exhibit 12

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

October 28, 2020

Barings BDC, Inc.
300 South Tryon Street, Suite 2500
Charlotte, North Carolina 28202

Re: Registration Statement on Form N-14 (File No. 333-248817)
Ladies and Gentlemen:

We have acted as counsel to Barings BDC, Inc., a Maryland corporation (the “Acquiring Fund”), in connection with the pending mergers of Mustang Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Acquiring Fund (“Acquisition Sub”) with and into MVC Capital, Inc., a Delaware corporation (the “Acquired Fund”) (such merger, the “Merger”) and, immediately thereafter, of the Acquired Fund with and into the Acquiring Fund (the “Second Merger” and, together with the Merger, the “Mergers”), in each case, pursuant to the Agreement and Plan of Merger, dated August 10, 2020 by and among the Acquired Fund, the Acquiring Fund, Barings LLC, a Delaware limited liability company, and the Acquisition Sub (the “Merger Agreement”).

At your request, we have examined the Joint Proxy Statement/Prospectus, contained in the Registration Statement on Form N-14 filed on the date hereof (as amended or supplemented through the date hereof, the “Registration Statement”) by the Acquiring Fund with the Securities and Exchange Commission, relating to the proposed issuance of shares of Acquiring Fund common stock in connection with the Mergers. You have requested our opinion regarding the accuracy of the United States federal income tax matters described in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Consequences of the Merger.”

Barings BDC, Inc. October 28, 2020 Page 2

In rendering this opinion, we have reviewed the Merger Agreement (including the exhibits thereto), the Registration Statement and such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion. We have (without independent verification) relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement and the Registration Statement. In our examination of the foregoing documents and instruments, we have assumed the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, and the conformity to the original of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that the Mergers will be consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and as described in the Registration Statement, that the Mergers each will qualify as a merger under applicable state law, that no changes will be made to the terms and conditions of the Mergers as set forth in the Merger Agreement, and that there are no understandings, arrangements or agreements among or between the Acquiring Fund, the Acquisition Sub, the Acquired Fund, and Barings LLC except as described in the Registration Statement.

Based upon the foregoing, we are of the opinion that the description in the Registration Statement, under the heading “Certain Material U.S. Federal Income Tax Consequences of the Merger,” to the extent it constitutes descriptions of legal matters or legal conclusions regarding the federal income tax laws of the United States, is a complete and accurate summary of the material United States federal income tax consequences of the Mergers to a holder of Acquired Fund common stock, subject to the limitations and qualifications set forth therein.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion represents and is based upon our best judgment regarding the application of the United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published and private rulings, procedures and other administrative releases. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

Barings BDC, Inc. October 28, 2020 Page 3

This opinion addresses only the matters described above, and we express no opinion at this time as to any other tax consequences under federal, state, local foreign or other tax law of the Mergers or of any other transaction taken in connection therewith.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references made to us under the heading “Certain Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Dechert LLP